SCHEDULE A
                         (REVISED AS OF MARCH 28, 2005)


         Fees payable to the Portfolio Manager pursuant to Paragraph 5 hereof shall be at the following annual rates for each Fund:


FUND                                 PERCENTAGE OF AVERAGE NET ASSETS

USAZ AIM Basic Value Fund            0.50% first $500 Million
                                     0.45% over $500 Million

USAZ AIM International Equity Fund   0.65% first $500 Million
                                     0.60% over $500 Million


The management fee shall be accrued and paid to the Portfolio Manager as provided in Section 5 of the Portfolio Management Agreement.

                                AIM Capital Management
                                By: /s/      [illegible]
                                             Managing Director


                                USAllianz Advisers, LLC
                                By: /s/      Jeff Kletti


                                USAllianz Variable Insurance Products Trust
                                By: /s/      Jeff Kletti